   As filed with the Securities and Exchange Commission on December 16, 1998
                                                 Registration No. 333-


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            _______________________

                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            _______________________

                            COMPUCOM SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

             DELAWARE                               38-2363156
  (State or other jurisdiction of               (I.R.S. Employer
   incorporation or organization)              Identification No.)

           7171 FOREST LANE
             DALLAS, TEXAS                             75230
(Address of principal executive offices)            (Zip Code)
                            _______________________

               STOCK OPTION GRANT AGREEMENT FOR THOMAS C. LYNCH
                           (Full title of the plan)
                            _______________________

                                M. LAZANE SMITH
          SENIOR VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                            COMPUCOM SYSTEMS, INC.
                               7171 FOREST LANE
                             DALLAS, TEXAS  75230
                    (Name and address of agent for service)

                                (972) 856-3600
         (Telephone number, including area code, of agent for service)
                            _______________________

                        CALCULATION OF REGISTRATION FEE


===========================================================================================================
      TITLE OF                                        PROPOSED                 PROPOSED
     SECURITIES               AMOUNT                  MAXIMUM                  MAXIMUM          AMOUNT OF
        TO BE                 TO BE                   OFFERING                AGGREGATE        REGISTRATION
     REGISTERED         REGISTERED (1) (2)             PRICE                   OFFERING           FEE (4)
                                                   PER SHARE (3)(4)           PRICE (3)(4)
-----------------------------------------------------------------------------------------------------------
Common Stock ($0.01
 par value per share)    500,000 Shares                 $3.19                   $1,595,000        $444.00
===========================================================================================================

(1) The securities to be registered include an aggregate of 500,000 shares reserved for issuance under the Stock Option Grant Agreement for Thomas C. Lynch (the "Agreement").
(2) Pursuant to Rule 416, this registration statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(3)  Estimated solely for purpose of calculating the registration fee.
(4) Calculated pursuant to Rule 457(c) and 457(h). Accordingly, the price per share of common stock offered hereunder pursuant to the Agreement is based on 500,000 shares of common stock reserved for issuance under the Agreement at an exercise price of $3.19.

                                 PART I

     Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to the Agreement participant as specified by Rule 428(b)(1) under the Securities Act of 1933.

                                 PART II

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant hereby incorporates by reference in this registration statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the "Commission"):

         (1) The Company's Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 1997.

         (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

         (3) The Company's Current Report on Form 8-K filed with the Commission on December 8, 1997.

         (4) The description of the Common Stock of the Company set forth in the registration statement on Form 8-B filed with the Commission on June 21, 1989, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145(a) of the Delaware General Corporation Law (the "GCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe this or her conduct was unlawful.

         Section 145(b) of the GCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against such expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matters as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

     Section 145(c) of the GCL further provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Section 145(f) of the GCL provides that the statutory provisions on indemnification are not exclusive of indemnification provided pursuant to, among other things, the certificate of incorporation, bylaws or indemnification agreements. The Certificate of Incorporation and Bylaws of the Company each contain provisions regarding the indemnification of directors and officers of the Company. Subject to certain limitations expressed therein, Article IX of the Company's Certificate of Incorporation provides for the indemnification of the Company's officers and directors to the fullest extent permitted by the GCL. In addition, the Bylaws of the Company provide expanded rights to indemnification beyond the indemnification expressly authorized by the GCL in the following respects:

     1. indemnification will be available without regard to the tests applicable to the indemnified person's conduct, unless indemnification against the particular liability is expressly prohibited by applicable law;

     2. indemnification is expressly authorized against penalties and punitive damages, as well as against judgments and amounts paid in settlement of derivative suits; and

     3. under certain circumstances, expenses incurred by a director in defending a third party or corporate proceeding are required to be paid by the corporation on behalf of such director.

     The Company has a directors' and officers' liability insurance policy that affords directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

ITEM 8.  EXHIBITS.

         (a)  Exhibits.

          The following documents are filed as a part of this registration statement.

    Exhibit   Description of Exhibit
    -------   ----------------------

     4.1      Stock Option Grant Agreement for Thomas C. Lynch

     5.1      Opinion of Jenkens & Gilchrist, a Professional Corporation

     23.1 Consent of Jenkens & Gilchrist, a Professional Corporation (included in opinion filed as Exhibit 5.1 hereto)

     23.2     Consent of KPMG Peat Marwick LLP

     24 Power of Attorney (included with signature page of this Registration Statement)

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 16, 1998:

                                COMPUCOM SYSTEMS, INC.

                                By: /s/ M. Lazane Smith
                                    -------------------
                                    M. Lazane Smith
                                    Senior Vice President, Finance and Chief
                                    Financial Officer (Chief Accounting Officer)

                                 POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints M. Lazane Smith and Edward R. Anderson, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates included:


SIGNATURE                            CAPACITY                    DATE
------------------------  ------------------------------  ------------------

/s/ Edward R. Anderson    President, Chief Executive      December 16, 1998
------------------------  Officer (Principal Executive
Edward R. Anderson         Officer) and Director


/s/ M. Lazane Smith       Senior Vice President, Finance  December 16, 1998
------------------------  and Chief Financial Officer
M. Lazane Smith           (Principal Accounting Officer)


/s/ Thomas C. Lynch       Executive Vice President        December 16, 1998
------------------------  Chief Operating Officer and
Thomas C. Lynch           Director


/s/ Donald R. Caldwell    Director                        December 16, 1998
------------------------
Donald R. Caldwell


/s/ Michael J. Emmi       Director                        December 16, 1998
------------------------
Michael J. Emmi


/s/ Richard F. Ford       Director                        December 16, 1998
------------------------
Richard F. Ford


/s/ Delbert W. Johnson    Director                        December 16, 1998
------------------------
Delbert W. Johnson

/s/ John D. Loewenberg    Director                        December 16, 1998
------------------------
John D. Loewenberg


/s/ John C. Maxwell, III  Director                        December 16, 1998
------------------------
John C. Maxwell, III


/s/ Warren V. Musser      Director                        December 16, 1998
------------------------
Warren V. Musser


/s/ Edward N. Patrone     Director                        December 16, 1998
------------------------
Edward N. Patrone

                                 INDEX TO EXHIBITS

    Exhibit    Description of Exhibit
    -------    ----------------------

     4.1        Stock Option Grant Agreement for Thomas C. Lynch

     5.1        Opinion of Jenkens & Gilchrist, a Professional Corporation

     23.1 Consent of Jenkens & Gilchrist, a Professional Corporation (included in opinion filed as Exhibit 5.1 hereto)

     23.2       Consent of KPMG Peat Marwick LLP

     24 Power of Attorney (included with signature page of this Registration Statement)